Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-278242, 333-270944, 333-269227, 333-264033, 333-259474 and 333-258101) of Couchbase, Inc. of our report dated March 25, 2025 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in this Form 10-K.
/s/ PricewaterhouseCoopers LLP

San Jose, California
March 25, 2025